EXHIBIT 10.51

Intelligent robotics for the global economy.

September 2, 2008

Robert Bucher

Dear Rob,

On behalf of the Adept Technology, Inc., Board of Directors, I wish to confirm the following terms in accordance with our discussions regarding your new role. Effective immediately your role will change from Chief Executive Officer to Adept’s Executive Chairman of the Board of Directors. Your employment will not terminate with your resignation as Chief Executive Officer, and it is contemplated that you will remain a employee of the company for a one year period on an at-will basis. You may choose to terminate your employment with Adept, which will otherwise continue during this period unless earlier terminated by Adept Technology. A determination will be made jointly at the start of the next fiscal year as to whether your role will continue for an additional one year period. Your new role will be comprised of activities designated by Adept’s CEO and assignments provided by the Board of Directors, including, without limitation, contribution to the development and execution of the growth strategy of the company through assessment of the company’s strategic direction, expanding and maintaining strategic relationships, and determining introductions into new verticals.

As discussed, your new compensation is factored as follows: 50% of your current base salary (or $170,000) will be provided for your service for a period six (6) months for services to the company on a half-time (24 hours per week) basis. Subsequently, for a period of up to an additional six (6) months, your base salary will be 25% or $85,000 for services to the company on a part-time basis. You shall not be eligible to participate in the Adept Technology, Inc. 2009 Executive and Senior Management Payment for such service by the company. No severance payment is to be made to you upon termination of your employment with the company. You will not be eligible for any other consideration payable to directors for service as a member of the Board of Directors.

Your Adept insurance benefits program will remain in full force while you are employed for a period of up to one (1) year as follow: During the first six (6) months while your contribution is half time (24 or more hours per week) Adept will make usual payments on premiums; for the second six (6) month period, when your schedule reduces to below 24 hours per week, Adept will engage COBRA continuation coverage on your behalf and make payments for up to six (6) months, providing employment with the company continues. At such point that your employment is terminated, your insured benefits terminate correspondingly. At that time you may choose to assume responsibility for the COBRA continuation coverage premiums. Except as otherwise stated in this letter, you shall continue to be subject to the company’s policies and practices with respect to vacation and employee benefits, reflecting the reduced schedule as set forth in this letter.

With regard to other paid time-off benefits such as vacation and holidays and in accordance with Adept’s policy, these benefits will be prorated to correspond with your reducing schedule. For example, a 50% schedule provides 50% of prorated benefit and a 25% schedule provides 25% benefit.

Your stock options will continue to vest during the term of your employment with the company and upon termination of employment from Adept other than termination by Adept for cause, you will receive an additional 12 months of vesting of any restricted shares granted to you in 2008 as an award of a performance bonus under the Fiscal 2008 Executive and Senior Management Payment Plan subject to your execution of a waiver and release agreement in form reasonably acceptable to the Adept. New options, to the extent granted at the discretion of the Board, will either be time-based or restricted stock.

Adept Technology, Inc.      —      3011 Triad Drive      —      Livermore, CA 94551      —      Tel 925.245.3400      —      www.adept.com

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at-will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by an authorized officer or director of the company.

You will at all times comply with and be subject to such policies and procedures as the Adept Technology may establish from time to time for the company’s employees, including, without limitation, expense reimbursement policies which require submission of expenses and approval by the Chief Executive Officer for reimbursement, and the terms of the Adept Proprietary Agreement and Code of Business Conduct and the Board of Directors’ Corporate Governance Guidelines as adopted by Adept Technology as amended from time to time.

This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept Technology.

Your execution of this letter shall constitute your resignation as Chief Executive Officer and Assistant Secretary of Adept Technology effective on September 3, 2008. To indicate your acceptance of this offer, please return one original of this signed offer letter and the original signed Adept Proprietary Agreement no later than 5 p.m. (PDT) on Tuesday, September 2, 2008.

Rob, we look forward to your continued strong contribution to Adept Technology. The Board of Directors welcomes you in this new capacity and fully supports your success.

Sincerely,

/s/ Michael P. Kelly
Michael P. Kelly
Chairman of the Board

I have read, understand, and accept the resignation and offer of employment as stated above:

/s/ Robert H. Bucher	9/3/2008
Signature	Date of Signature

9/3/08
Proposed Start Date